Exhibit 99.1

China Direct to Form its Second Magnesium Joint Venture in Inner Mongolia

New Venture to Add 12,000 Tons of Annual Magnesium Production Capacity in 2008

Deerfield Beach, FL – April 29, 2008 - (PR Newswire) - China Direct, Inc. (NASDAQ: CDS ), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, has entered into a definitive agreement to form a new joint venture, Baotou Xinjin Magnesium Co., Ltd. (“Xinjin Magnesium”), as a foreign invested enterprise. Under the terms of the agreement, China Direct will invest approximately $7.29 million (RMB 51 million) to obtain a 51% interest in the new joint venture entity. The investment will be made over the course of two years; $4.71 million (RMB 33 million) will be made on or before June 30, 2008, and the remaining balance of $2.57 million (RMB 18 million) will be contributed within two years of receiving of final business license approval. The final closing of the transaction is subject to completion of an independent audit, due diligence, and applicable regulatory approvals. Management anticipates that the transaction will close on or before June 30, 2008.

Xinjin Magnesium, based in Baotou, Inner Mongolia, China, presently has an annual production capacity of approximately 6,000 metric tons of magnesium per year. The new joint venture is expected to complete construction of an additional 6,000 metric ton magnesium facility by September 2008. Upon that completion, Xinjin Magnesium will have an annual magnesium production capacity of 12,000 metric tons per year or approximately $40 to $48 million in annual sales capacity at current market prices. The current infrastructure of the joint venture permits annual magnesium production capacity of 18,000 metric tons per year should management elect to expand capacity. In addition, Xinjin Magnesium will distribute an additional 4,000 to 5,000 metric tons of magnesium annually to its existing customer base.

Xinjin Magnesium joins China Direct’s growing base of magnesium production subsidiaries which as of April 30, 2008 were as follows:

Name	Annual Production Capacity as of 4/30/2008
Taiyuan Changxin Magnesium, Ltd.	8,000 metric tons
Pan Asia Magnesium Co., Ltd.	12,000 metric tons
Shanxi Gu County Golden Magnesium Co., Ltd.	12,000 metric tons
Baotou Changxin Magnesium Co., Ltd.	12,000 metric tons (facility under construction)

Commenting on the new joint venture, Dr. James Wang, Chairman and CEO of China Direct, stated, “We believe that diversifying our production capacity by establishing additional operations within Inner Mongolia is critical to our overall goal of reducing manufacturing costs as we strive to be among the lowest cost producers in the world. Xinjin Magnesium, our second venture in the region, joining Baotou Changxin Magnesium, which is expected to begin production in the second quarter of 2008, will place a substantial portion of our overall manufacturing capacity in very close proximity to those resources necessary for production which should reduce overall raw material costs.”

Dr. Wang concluded, “With this new joint venture, our annual production capacity will increase to 62,000 metric tons by December 2008. Should worldwide demand for magnesium continue to exceed supply, our potential expansion plans within our current operations are capable of attaining a maximum annual production capacity of 88,000 metric tons by June 2009 with additional capital investment by China Direct. We are confident that through the successful completion of this acquisition, China Direct is poised to become the world leader in the production and distribution of pure magnesium.”

About China Direct, Inc.

China Direct, Inc. (NASDAQ: CDS ) is a diversified management and advisory services organization headquartered in the U.S. Our management services division acquires a controlling interest in entities operating in China. Our ownership control enables China Direct to provide management advice, as well as financing to Chinese entities. This infrastructure creates a platform to expand business opportunities globally while accessing the U.S. capital markets. Our advisory services division provides comprehensive advisory and consulting services to Chinese entities seeking to access the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.chinadirectinc.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.

Alan Sheinwald, Partner

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.

Richard Galterio, Executive Vice President

Tel: 1-877-China-57

Email: Richard@cdii.net